Exhibit 4.7

AMENDMENT TO WARRANT

This Amendment to Warrant (this “Amendment”) is *made and entered into as of June 4, 2020 (the “Effective Date”), by and among Nano-X Imaging Ltd., a company incorporated under the laws of the State of Israel (the “Company”) and SK Telecom TMT Investment Corp. (the “Holder”).

WHEREAS, the Company granted to the Holder a certain Warrant dated as of September 2, 2019 (the “Warrant”);

WHEREAS, the parties wish to amend certain provisions of the Warrant as set forth hereunder.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Defined Terms

All capitalized terms used in this Amendment which are not otherwise defined shall have the meaning ascribed to them in the Warrant.

2.	Warrant Exercise Period

2.1
The term “Exercise Period” of the Warrant shall be amended so it shall mean the period commencing on the date of the Warrant and ending on the earlier of (i) June 17, 2025, and (ii) closing of an Exit Event.

2.2
Notwithstanding the above, the term “Exit Event” as defined in Section 5 of the Warrant shall not include the following: “(iii) the consummation of an underwritten initial public offering of the Company’s shares”.

3.	Miscellaneous

3.1
This Amendment shall come into force and effect upon consummation of the initial Closing by the Holder in the Company according to the Share Purchase Agreement by and among the Company and the Holder (and/or its affiliates) dated June 4, 2020.

3.2	The provisions of the Warrant shall be deemed amended as required so to reflect the terms of this Amendment. This Amendment shall constitute an integral part of the Warrant.

3.3
Except as expressly amended hereby, the provisions, terms and conditions of the Warrant (including its exhibits) shall remain in full force and effect. In the event of inconsistency between the provisions of this Amendment and the terms of the Warrant, the provisions of this Amendment shall prevail.

3.4
This Amendment may be executed in one or more counterparts (including by facsimile or PDF attachment to e-mail), each of which shall be deemed to be a duplicate original, but all of which taken together shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

Company:

Nano-X Imaging Ltd.

By:	/s/Ran Poliakine
Name:	Ran Poliakine
Title:	CEO

Holder:

SK Telecom TMT Investment Corp

By:	/s/So young Shin
Name:	So young Shin
Title:	CEO